Exhibit 10.37

August 1, 2010

Effective Date

SEAWORLD PARKS & ENTERTAINMENT, INC

KEY EMPLOYEE SEVERANCE PLAN

POLICY

SeaWorld Parks & Entertainment, Inc. (The “Company”) has adopted a severance plan (the “Plan”) for the benefit of certain employees designated as members of the Company’s Strategy Committee. When an eligible employee’s employment terminates under the Plan they may be entitled to a lump sum cash payment (less applicable tax withholdings) and continuation of certain benefits, depending upon the circumstances under which employment terminates. The amount of the payment is determined by tier (as defined by the Company).

SECTION I. ELIGIBILITY

1.1	Employees who are classified as members of the Company’s Strategy Committee by the CEO, SeaWorld Parks & Entertainment, Inc and the Compensation Committee of the Board of Directors.

1.2	In order to be eligible for the Plan benefits, the employee must sign and return a Release and Waiver of Claims that will include but is not limited to:

1.2.1	One-year non-compete agreement

1.2.2	Two-year non-solicitation agreement

1.2.3	Non disparagement agreement

1.2.4	Agreement to cooperate in any current or future legal matters relating to activities or matters occurring the employees term of employment and,

1.2.5	Release of any and all claims that the employee may have in connection with employment at the Company or with the termination of employment.

1.3	All severance pay and benefits must be approved by the Chief Administrative Officer and the Chairman of the Compensation Committee of the Board. Benefits are payable if the employees employment terminates as a result of:

1.3.1	Job elimination resulting from a business reorganization, reduction in force, facility closure, business consolidation; or

1.3.2	Job elimination resulting from a sale or merger, or

1.3.3	Lack of an available position following a return from a certified medical leave of absence or work related injury or illness; or

1.3.4	Unsatisfactory job performance.

1.4	Benefits are not payable under the Plan if:

1.4.1	The employee fails or refuses to return the Release and Waiver of Claims; or

1.4.2	The employee voluntarily leaves the Company for “any” reason; or

1.4.3	Willful misconduct as determined by the discretion of the Plan administrator.

SECTION II. SCHEDULE OF BENEFITS

2.1	Plan benefits are based upon the normal base monthly salary and the targeted bonus for the plan year in place at the time of termination.

2.2	Tier is determined by position and/or by length of employment.

2.3	Health, dental, vision, prescription drug and mental health coverage as enrolled at the time of termination.

2.4	Generally, all other benefits are subject to plan administration. These include but are not limited to:

2.4.1	Company Holidays

2.4.2	Vacations

2.4.3	Short and Long-term disability

2.4.4	SeaWorld Parks & Entertainment 401k Plan

2.4.5	SeaWorld Relocation benefits

2.5	Executive outplacement services (as determined by the Company) will be available to eligible employees. Services must be engaged within 30 days of the termination of employment.

SECTION III. SEVERANCE PAYMENT

Payment of accrued obligations shall be made to each eligible employee who incurs Severance in accordance with Section 1.3 of the Plan. The lump sum payment will include severance, the targeted bonus for the plan year and any remaining accrued vacation pay. Payment will occur within 15 days of the date of termination.

3.1	Tier 1 is designated for the CEO, SeaWorld Parks & Entertainment, Inc.

3.1.1	As a tier 1 employee, the CEO will be entitled to a lump sum payment equal to two times the employee’s annual base pay at the time of termination, any remaining accrued but unused vacation, and the targeted bonus for the plan year.

3.1.2	Benefit continuation (as defined in section 2.3) for a period of 24 months. The employee (and eligible dependants) will be subject to the same benefit limits, co-payments, premium payments and deductibles as if the employee had remained employed with the Company. The Company reserves the right to change benefit carriers at any time. As a condition of the Plan, if the employee becomes eligible for coverage through a new employer, they must notify the SEA corporate HR department in writing within 30-days after becoming eligible for coverage. In the event of the employee’s death, the spouse and dependents will be eligible to retain coverage through the balance of the established benefit period.

3.2	Tier 2 Employee is designated for external hires to the Company who have been employed by the Company for less than 2 years.

3.2.1	As a tier 2 employee, the strategy committee member will be entitled to a lump sum payment equal to 18-months the employee’s annual base pay at the time of termination, any remaining accrued but unused vacation, and the targeted bonus for the plan year.

3.2.2	Benefit continuation (as defined in section 2.3) for a period of 12 months. The employee (and eligible dependants) will be subject to the same benefit limits, co-payments, premium payments and deductibles as if the employee had remained employed with the Company. The Company reserves the right to change benefit carriers at any time. As a condition of the Plan, if the employee becomes eligible for coverage through a new employer, they must notify the SEA corporate HR department in writing within 30-days after becoming eligible for coverage. In the event of the employee’s death, the spouse and dependents will be eligible to retain coverage through the balance of the established benefit period.

3.3	Tier 3 Employee is designated for existing employees of the Company who have been employed greater than 2 years.

3.3.1	As a tier 3 employee, the strategy committee member will be entitled to a lump sum payment equal to 12-months the employee’s annual base pay at the time of termination, any remaining accrued but unused vacation, and the targeted bonus for the plan year.

3.3.2	Benefit continuation (as defined in section 2.3) for a period of 12 months. The employee (and eligible dependants) will be subject to the same benefit limits, co-payments, premium payments and deductibles as if the employee had remained employed with the Company. The Company reserves the right to change benefit carriers at any time. As a condition of the Plan, if the employee becomes eligible for coverage through a new employer, they must notify the SEA corporate HR department in writing within 30-days after becoming eligible for coverage. In the event of the employee’s death, the spouse and dependents will be eligible to retain coverage through the balance of the established benefit period.

ADMINISTRATION

All questions regarding the interpretation and administration of this policy should be directed to the Sr. Director, Compensation and Benefits or the Chief Administrative Officer.

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